Exhibit 23 (h)(1)(b)

MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

Transfer Agency Services

Anti-Money Laundering Services

between

DREMAN CONTRARIAN FUNDS

and

UNIFIED FUND SERVICES, INC.

January 23, 2008

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – General Description of Transfer Agency Services

Exhibit E – General Description of the Unified AML Program Services

Exhibit F – General Description of the Unified Compliance Support Program

Exhibit G – Fees and Expenses

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of January 23, 2008, between Dreman Contrarian Funds, a Delaware statutory trust (the “Trust”), and Unified Fund Services, Inc., a Delaware corporation (“Unified”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain Unified to provide certain transfer agent, fund accounting and administration services with respect to the Trust, and Unified is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.              Appointment. The Trust hereby appoints Unified to provide transfer agent, fund accounting and fund administration services for the Trust, subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and on the terms set forth in this Agreement. Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit G to this Agreement. The Trust will initially consist of the portfolios, funds and/or classes of shares (each a “Portfolio” collectively the “Portfolios”) listed on Exhibit A. The Trust shall notify Unified in writing of each new Portfolio established by the Trust. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Trust and its Portfolios) may be modified with respect to each new Portfolio in writing by the Trust and Unified at the time of the addition of the new Portfolio.

Section 2.              Representations and Warranties of Unified. Unified represents and warrants to the Trust that:

(a)       Unified is a corporation duly organized and existing under the laws of the State of Delaware;

(b)       Unified is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

(c)        Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d)       no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under this Agreement; and

(e)        Unified’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

Section 3.               Representations and Warranties of the Trust. The Trust represents and warrants to Unified that:

(a)      the Trust is a statutory trust duly organized and existing under the laws of the State of Delaware;

(b)       the Trust is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and the Trust and its Board have taken all requisite proceedings and actions to authorize the Trust to enter into and perform this Agreement;

(c)        the Trust is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-lA has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(d)       no legal or administrative proceedings have been instituted or threatened against the Trust that would impair its ability to perform its duties and obligations under this Agreement; and

(e)        the Trust’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

Section 4.               Delivery of Documents and Other Materials.

(a)        The Trust will promptly furnish to Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may request or require to properly discharge its duties. Such documents may include, but are not limited to, the following:

(i)                 resolutions of the Board authorizing the appointment of Unified to provide certain transfer agency, fund accounting and administration services to the Trust and approving this Agreement;

(ii)                 the Trust’s Declaration of Trust;

(iii)                  the Trust’s By-Laws, anti-money laundering policies, and code of ethics;

(iv)               the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v)                the Trust’s most currently effective registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi)               copies of the Management Agreement between the Trust and each investment advisor to a Portfolio, the Advisory Agreement between each investment advisor and each sub-advisor to a Portfolio, if any, each advisor’s or sub-advisor’s proxy voting procedures, and copies of the advisor’s and the Trust’s errors and omissions and directors’ and officers’ insurance policies;

(vii)                 opinions of counsel and auditors reports;

(viii)             the Trust’s currently effective Prospectus and Statement of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(ix)               such other agreements as the Trust may enter into from time to time, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

(b)       The Trust shall cause to be turned over to Unified copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Portfolios and matters for which Unified is responsible hereunder, together with such other records relating to such Portfolios and matters as may be helpful or necessary to Unified’s delivery of services hereunder, including copies of litigation, regulatory inquiries or investigations, or other litigation involving the Trust during the three years preceding the date of this Agreement. Such records and documentation shall be in electronic format to the extent practicable. The Trust also shall cause to be delivered to Unified reconciliations (as of the date Unified begins providing services hereunder) of each Portfolio’s outstanding shares, securities and cash held by the each Portfolio, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by a Portfolio. The parties acknowledge that Unified will rely on these reconciliations (and other balances provided by Unified’s predecessor) as opening balances for the performance of its services. On an ongoing basis, the Trust, through each advisor or sub-advisor to a Portfolio, shall cause to be turned over to Unified all trade tickets and other documents evidencing transactions made on behalf of the Portfolio as and when made.

Section 5.              Services Provided by Unified.

(a)       Unified will provide the following services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to Unified’s policies and procedures as in effect from time to time:

(i)      Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii)      Fund Administration Services, as described on Exhibit C to this Agreement.

(iii)       Transfer Agency Services, as described on Exhibit D to this Agreement. In connection with such services, Unified is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with the Trust’s custodian bank or banks as approved by the Board and as may be necessary or appropriate from time to time in connection with the services performed by Unified. The Trust shall be deemed to be the customer of such bank or banks for purposes of this Agreement. To the extent that the performance of such service hereunder shall require Unified to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Trust shall provide such bank or banks with all instructions and authorizations necessary, if any, for Unified to effect such disbursements. The Trust shall cause any predecessor banks to provide Unified with such records as may be helpful or necessary in connection with the services provided by Unified under this Agreement.

(iv)       Unified AML Program Services, as described on Exhibit E to this Agreement. Unified formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the “Unified AML Program”) that are reasonably designed to ensure compliance with the USA PATRIOT Act of 2002, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”). Unified has provided the Trust with a copy of the Unified AML Program documents, and will provide the Trust with all amendments thereto. The Trust hereby delegates to Unified its obligation to identify and verify its customers and its obligations to perform those anti-money laundering and other services set forth in Exhibit E to this Agreement, in each case with regard to those shareholder accounts maintained by Unified pursuant to this Agreement. Unified accepts the foregoing delegation and agrees to perform the duties set forth on Exhibit E in accordance with the Unified AML Program. The Trust acknowledges and agrees that, notwithstanding such delegation, the Trust maintains full responsibility for ensuring its compliance with Applicable AML Laws and, therefore, must monitor the operation and effectiveness of the Unified AML Program.

(v)        Dividend Disbursing. Unified will serve as the Trust’s dividend disbursing agent. Unified will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Trust will advise Unified in advance of the declaration of any dividend or distribution by a Portfolio and the record and payable date thereof. Unified will, on or before the payment date of any such dividend or distribution, notify a Portfolio’s Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Trust will instruct its Custodian to make available to Unified sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account and/or certificates delivered where requested. A shareholder not receiving certificates will receive a confirmation from Unified indicating the number of shares credited to his/her account.

(vi)       Compliance Support Program, as described on Exhibit F to this Agreement.

(b)      Unified will also:

(i)         provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

(ii)        provide or otherwise obtain personnel sufficient, in Unified’s sole discretion, for provision of the services contemplated herein;

(iii)       furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

(iv)       keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibits B, C, D, E and F and as Unified, in its sole discretion, may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Trust’s expense, and made available to the SEC staff for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, Unified further agrees to surrender promptly to the Trust upon its request those records and documents created and maintained by Unified pursuant to this Agreement.

Section 6.              Fees: Expenses: Expense Reimbursement.

(a)       As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay Unified on a monthly basis those fees determined as set forth on Exhibit G to this Agreement. The fees set forth on Exhibit G may be adjusted from time to time by agreement of the parties. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

(b)       For the purpose of determining fees calculated as a function of a Portfolio’s net assets, the value of the Portfolio’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles and resolutions of the Board.

(c)        Unified will from time to time employ or associate with such person or persons as may be appropriate to assist Unified in the performance of this Agreement. Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by Unified and no obligation will be incurred by or on behalf of the Trust in such respect. If any such person or persons are employed or designated as officers by both Unified and the Trust, Unified shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of Unified, and the Trust shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Trust. If Unified gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Trust, Unified shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Trust or acting on business of the Trust.

(d)       Unified will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement. The Trust agrees to promptly reimburse Unified for any equipment and supplies specially ordered by or for the Trust through Unified and for any other expenses not contemplated by this Agreement that Unified may incur on the Trust’s behalf, at the Trust’s request or as consented to by the Trust. Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Unified or Unified’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; Trust chief compliance officer expenses; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Trust; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Trust stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary mutual fund expenses. In addition, Unified may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Portfolios, and the Trust will be charged according to the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services. The parties acknowledge that the Trust may contract with its own pricing service and cause such information to be timely provided to Unified, and is under no obligation to avail itself of the service(s) contracted by Unified. The Trust retains sole responsibility for the pricing of securities that are not actively traded, and shall similarly be responsible for the valuation of odd lot securities (including bonds). To the extent Unified shall render assistance in good faith valuation of a security held by a Portfolio, the Trust shall bear Unified’s costs and pay Unified for its assistance at its normal hourly rate then in effect.

(e)            The Trust may request additional services, additional processing or special reports. Additional services, including third party services, generally will be charged at Unified's standard rates or at such other rate as agreed by the parties. The parties acknowledge that the Trust is under no obligation to avail itself of third party services through Unified, and is free to choose its own service provider, so long as such choice does not cause additional work on Unified's part.

(f)        All fees, out-of-pocket expenses or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

Unified will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by the Trust as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Trust to Unified.

In the event that the Trust is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Trust as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by Unified. The Trust must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy. Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7.              Proprietary and Confidential Information.

(a)        Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Unified’s responsibilities, rights and duties hereunder. Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of Unified’s responsibilities, duties and rights hereunder, when Unified may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

(b)       Unified may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of services under this agreement, and Unified may, from time to time, dispose of such “consumer report information” in connection with the provision of services under this agreement. To the extent that Unified disposes of “consumer report information,” Unified shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information”, as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8.               Duties, Responsibilities and Limitations of Liability.

(a)       The parties agree that this Agreement is a contract for services, and Unified accepts the duties imposed upon it by this Agreement. Unified shall be liable to the Trust in accordance with the laws of the State of Delaware for any breach by Unified of the duties imposed upon it by this Agreement.

(b)       Neither Unified nor any of its officers, directors, partners, employees, shareholders or agents (collectively, together with Unified, the “Unified Parties”) shall have any duty to the Trust to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began prior to the date Unified commenced performing services hereunder, and Unified is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that Unified shall promptly notify the Trust of any errors of its predecessors that it discovers. Upon such discovery, the Trust and Unified shall at that time determine how to proceed. Unified shall be entitled to receive, and the Trust shall cause it to receive, the work product of its predecessor service providers, if any.

(c)        In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Trust Information”) from the Trust, its custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the Unified Parties) (the Trust, collectively with such persons other than the Unified Parties, “Trust Representatives”), which Unified reasonably believes to be genuine, valid and authorized. Unified also shall be entitled to consult with and rely on the advice and opinions of the Trust’s auditor and of outside legal counsel retained by the Trust, as may be determined jointly by the Trust and Unified to be reasonably necessary or appropriate, in each case at the expense of the Trust. For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a Unified Party, and who is also an officer, director, partner, employee or agent of the Trust, shall be deemed when rendering services to the Trust or acting on any business of the Trust to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Trust, and shall be deemed when rendering services in fulfillment of Unified’s duties hereunder to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of Unified.

(d)       Notwithstanding any other provision of this Agreement, the Trust agrees to defend, indemnify and hold Unified and the other Unified Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i)         the provision of Trust Information to any Unified Parties by or on behalf of the Trust Representatives and the reliance on or use by the Unified Parties of Trust Information which is furnished to any of the Unified Parties by or on behalf of any of the Trust Representatives, including the reliance by Unified upon the historical accounting records and other records of the Trust;

(ii)        any delays, inaccuracies, errors or omissions in or arising out of or attributable to Trust Information which is furnished to any of the Unified Parties by or on behalf of any of the Trust Representatives or to the untimely provision to Unified of such Trust Information;

(iii)       the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders (or brokers or advisors acting on behalf of investors or shareholders), or reliance by Unified on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(iv)       the reliance on or the carrying out by Unified or its officers or agents of any instructions reasonably believed to be duly authorized, or requests of the Trust;

(v)        any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to Unified by data and/or pricing services or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether the Trust hires such services itself or instead chooses to utilize the service through Unified;

(vi)       the offer or sale of shares by the Trust in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Trust Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vii)      the noncompliance by the Trust, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

(viii)     any Claim asserted by any current or former shareholder of the Trust, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Trust; and

(ix)       with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of the Trust against any of the Unified Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a Unified Party’s actions (or failure to act) in connection with this Agreement.

(e)      The Trust agrees to indemnify and hold harmless Unified from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which Unified may become liable arising directly or indirectly out of any action or omission to act which Unified takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that Unified reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Unified who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative in connection with the performance of its duties or obligations hereunder. Further, Unified shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Unified's or Unified Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

(f)        Unified agrees to indemnify and hold harmless the Trust, its Trustees, officers, employees and agents, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which the Trust, its Trustees, officers, employees and agents, may become liable arising directly or indirectly out of Unified's or Unified Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in this Agreement.

(g)       If a claim is made against any party to this Agreement as to which that party may seek indemnity under this Section 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process. Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this Section 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

(h)       The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party. Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party’s approval, which approval will not be unreasonably withheld. The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnifying party unless:

•	the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

•

the defendants in, or targets of, any such action or proceeding include both Unified and the Trust, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

•	the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

(i)        Each of the Unified Parties, on the one hand, and the Trust, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement. This duty shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation. The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages. It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages

(j)         NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL ANY UNIFIED PARTY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE CUMULATIVE LIABILITY OF THE UNIFIED PARTIES FOR DAMAGES THAT ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT, OR THAT ARISE DIRECTLY OR INDIRECTLY OUT OF A UNIFIED PARTY’S ACTIONS (OR FAILURE TO ACT) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED THE LESSER OF (i) $1,000,000.00 AND (ii) THE FEES EARNED BY UNIFIED DURING THE 24-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH DAMAGES WERE INCURRED. THE TRUST UNDERSTANDS THIS LIMITATION UPON THE UNIFIED PARTIES’ DAMAGES TO BE A REASONABLE ALLOCATION OF RISKS (BOTH INSURABLE AND OTHER RISKS), AND THE TRUST EXPRESSLY CONSENTS TO SUCH ALLOCATION OF RISK. THE TRUST AND THE UNIFIED PARTIES AGREE THAT DAMAGES LIMITATIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY TO ANY ALTERNATIVE REMEDY ORDERED BY AN ARBITRATION PANEL, COURT OR OTHER TRIER OF FACT IN THE EVENT ANY TRIER OF FACT DETERMINES THAT THE EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(k)        Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a Unified Party’s actions (or failure to act) in connection with this Agreement.

The terms of this Section 8 will survive the termination of this Agreement.

Section 9.              Term. This Agreement shall become effective on the date first herein above written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect for a period of two years from its effective date, except that the Agreement may be terminated at the expiration of the initial term by either party. If the party wishes to terminate at the end of the initial term, such party shall provide the other at least ninety (90) days prior written notice of its intent to terminate. If the Agreement is not terminated at least ninety (90) days prior to the end of the initial two year term (or any successive two year term), the Agreement will automatically renew for a new two year term on the same terms and conditions herein described, without the need for any action on the part of any party.

Any party may terminate this Agreement on at least sixty (60) days written notice to the other party if the non-terminating party has materially breached any provision of this Agreement and failed to cure such breach within thirty (30) days of having been notified of such breach. With the sole exception of the termination provisions described in this Section 9, no other event shall result in termination of this Agreement, and the date of termination shall be the last day of the term that expires following appropriate notice. On the date of termination, Dreman shall pay to Unified all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the applicable notice period. Unified shall cease providing services upon the date of termination, except as otherwise provided in this Section 9.

On the date of termination, Dreman agrees to pay termination/conversion fees simultaneous with the transfer of all Fund records to the Fund or to any successor mutual fund service provider(s), for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials relative to the deconversion or conversion of Fund records to the Fund or the successor mutual fund service provider, the closing of Unified’s records (and/or services related to the liquidation or other transaction), and other services related to termination of Unified’s services. Such fee shall not be subject to any setoffs of any nature. In addition, Dreman agrees to pay for all conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, none of which shall be subject to any setoff.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff), Unified agrees to provide Dreman and the Fund with the complete transfer agency, fund accounting, and administration records in its possession and to assist Dreman and the Fund in the orderly transfer of accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, Unified agrees that upon termination of this Agreement:

(1)

to deliver to the Fund or to the successor mutual fund service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(2)	to reasonably cooperate with the successor mutual fund service provider(s) in the interpretation of the Fund’s account and records;

(3)	to forward all shareholder calls, mail and correspondence to the new mutual fund service provider(s) upon de-conversion; and

(4)	to act in good faith to make the conversion as smooth as possible for the successor mutual fund service provider(s) and the Fund.

Section 10.            Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)	If to the Trust, to:

Dreman Contrarian Funds

c/o Contrarian Services Corp.

Harborside Financial Center

Plaza 10, Suite 800

Jersey City, NJ 07311

Attention: President

With a copy to:

Steven M. Felsenstein, Esq.

Greenberg Traurig, LLP

2700 Two Commerce Square

2001 Market Street

Philadelphia, PA 19103

(b)	If to Unified, to:

Unified Fund Services, Inc.

2960 North Meridian Street

Suite 300

Indianapolis, Indiana 46208

Attention: President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 11.            Assignment; Nonsolicitation; and Other Contracts. This Agreement shall terminate in the event of its assignment. The term “assignment” shall have the meaning given to it in the 1940 Act. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Unified may, in its sole discretion and upon notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. Unified may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that Unified shall remain responsible to the Trust for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Unified were providing such services itself. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, the Trust shall not, and shall not cause suffer or permit any affiliate, to recruit, solicit, employ or engage, for the Trust or others, any Unified Party, without Unified’s written consent. The Trust shall not require or expect Unified to enter into any agreements for the Trust’s direct or indirect benefit, including any sales, servicing or other similar agreements, that expose Unified to any liability that is greater than the liability it is undertaking in this Agreement.

Section 12.            Intended Beneficiaries. This Agreement shall be binding upon the Trust, Unified and their respective successors and assigns, and shall inure to the benefit of the Trust, Unified, the Unified Parties, their respective heirs, successors and assigns. Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.            Arbitration. Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14.            Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15.           Force Majeure. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of Unified, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement.

Section 16.            Use of Name. The Trust and Unified agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17.            Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18.            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19.            Headings; Pronouns; Certain Phrases; Rules of Construction. The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties. Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders. Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several. The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement. Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so. The sole duties that Unified is accepting in return for the fees and other remuneration hereunder are expressly set forth herein. No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty. For example and without limitation, indemnification of Unified for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Trust Information) shall not be construed to imply that Unified has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21.            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22.            Entire Agreement; Survival; Governing Law. This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Delaware, without reference to conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

DREMAN CONTRARIAN FUNDS

By:_________________________________________	Date__________________________

Print Name:_____________________________________

Title:_________________________________________

Attest:_________________________________________

UNIFIED FUND SERVICES, INC.

By:_________________________________________	Date__________________________

Print Name:______________________________________

Title:_________________________________________

By:_________________________________________	Date__________________________

Print Name:______________________________________

Title:_________________________________________

Attest:_________________________________________

EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Dreman Contrarian Large Cap Value Fund

Dreman Contrarian Mid Cap Value Fund

Dreman Contrarian Small Cap Value Fund

Dreman Quantitative Large Cap Value Fund

Dreman Quantitative Mid Cap Value Fund

Dreman Quantitative Small Cap Value Fund

Exhibit B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

Unified shall provide the following accounting services to the Trust and/or to each of the Portfolios listed on Exhibit A (each a “Fund”):

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment advisor.

•	For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Trust and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment advisor daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund expense projections and establishment of daily accruals.

•	Process and record payments for Fund expenses upon receipt of written authorization.

•	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

•

Determine net investment income for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of the Fund.

•

Communicate the daily net asset value and per share distributions to the Fund’s investment advisor, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Fund.

•	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment advisor.

•

In conjunction with the Fund’s Administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

EXHIBIT C

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Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to each of the Portfolios listed on Exhibit A (each a “Fund”):

I.  Financial and Tax Reporting

•

Prepare agreed upon management reports and Board of Trustees materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

•	Calculate and report Fund performance to outside services as directed by Trust management.

•	Compile data for and prepare, with respect to the Funds, timely notices to the SEC required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR .

•	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act.

•

Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

•

Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Trust counsel.

•	Coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

•	Coordinate the preparation and filing of all required Fund filings with the SEC.

•	Provide financial information for Fund proxy statements.

•

Assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

•	Assist in compiling exhibits and disclosures for Form N-CSR as requested by the advisor, in compliance with the Sarbanes-Oxley Act.

•	Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II.  Portfolio Compliance

•

From time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (but these functions shall not relieve theTrust’s investment advisor and sub-advisors, if any, of their primary day-to-day responsibility for assuring such compliance).

•

Assist with monitoring each portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information.

•

Assist with monitoring each advisor’s compliance with Board directives such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7 under the 1940 Act, and procedures pursuant to Rule 12d-3 under the 1940 Act.

III.  General Administration

•	Assist in the acquisition of the Funds’ fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary SEC filings related thereto.

•	Maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act.

•	Develop with legal counsel and the secretary of the Trust an agenda for each Board meeting and, if requested by the Directors, attend Board meetings and prepare minutes

•	In conjunction with the Trust’s fund accountant, calculate and track annual dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants.

•

In conjunction with the Trust’s transfer agent, notify shareholders as to what portion, if any, of the distributions made by the Funds during the prior fiscal year were eligible for special tax treatment such as exempt-interest dividends under Section 852(b)(5)(A) of the Code.

•	Generally assist in the Trust’s administrative operations as mutually agreed to by the parties.

•	For new portfolios obtain Employer Identification Number and CUSIP numbers. Estimate organizational costs and expenses and monitor against actual disbursements.

•	Assist with the coordination, communications and data collection with regard to regulatory examinations.

IV.	Regulatory Affairs and Corporate Governance

•	Assist Trust counsel in the preparation and filing of post-effective amendments to the Trust's registration statement on Form N-lA and supplements as needed.

•	Administer shareholder meetings, and assist Trust counsel in the preparation and filing of proxy materials.

•	Prepare Board materials for all Board meetings.

•	Assist in the acquisition of errors and omissions insurance coverage and make any related regulatory filings.

•	File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such action, those actions taken shall be deemed part of the Exhibit C.

Additionally, the Trustees of the Trust shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

EXHIBIT D

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

Unified shall provide the following transfer agency services to the Trust and/or to each of the Portfolios listed on Exhibit A (each a “Fund”):

•	Provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

•	Provide asset allocation functionality including rebalancing of shareholder accounts.

•	Establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

•	Process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with the Fund’s prospectus.

•	Process transfers of shares, received in good form, in accordance with shareholder instructions.

•	Execute transactions directly with broker-dealers, investment advisors and other institutions acting on behalf of investors as authorized by the Trust’s distributor.

•	Calculate amounts due under 12b-1 and/or service plans and provide reports.

•	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

•	Issue monthly, quarterly or annual statements as agreed upon with the Trust.

•

File IRS forms 1099, 5498, and 1042-S with shareholders and/or the IRS. File IRS forms 1042 and 945 with the IRS. The 1042 and 945 filings are made by Unified on behalf of the Trust only if Unified has the authority and means to access the Trust’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

•	Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”).

•

Record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

•

Process and transmit payments for dividends and distributions declared by the Trust for each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

•	Provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

•

Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of each Fund sold in each state. In addition, the Trust or its agent, including Unified, shall identify to Unified in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of Unified for each Fund’s Blue Sky state registration status is solely limited to the initial compliance by the Trust for each Fund and the reporting of such transactions to the Trust or its agent.

•	Answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

•

Establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations. Unified reserves the right to implement policies not governed by SEC regulation or the Fund’s prospectus.

The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Transfer Agent agrees to take such action, those actions taken shall be deemed part of the Exhibit D.

Additionally, the Trustees of the Trust shall cause the officers, advisor, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Funds to cooperate with the Transfer Agent and to provide the Transfer Agent, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Transfer Agent to perform its duties.

EXHIBIT E

to

Mutual Fund Services Agreement

General Description of the Unified AML Program Services

Unified shall provide the following Unified AML Program services to the Trust and/or to each of the Portfolios listed on Exhibit A (each a “Fund”):

•

Customer Identification. Verify shareholder identity upon opening new accounts, consistent with the Unified AML Program, and perform such other checks and verifications as are specified in Unified’s Customer Identification Program (which is a component of the Unified AML Program).

•

Purchase Transactions. Reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the Unified AML Program, subject to the provisions of any additional agreement between the Trust and Unified regarding special liability checks and other remittances.

•

Monitoring and Reporting. Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the Unified AML Program.

•	Frozen Accounts. Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the Unified AML Program.

•

Maintenance of Records. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Unified AML Program, and make the same available for inspection by (1) the Trust’s compliance officer, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the Unified AML Program.

•	Other Services. Apply all other policies and procedures of the Unified AML Program to the Trust and the Funds.

•

Maintenance of the Unified AML Program. Unified shall maintain and modify the Unified AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws. Upon request by the Trust, Unified shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the Unified AML Program that the Trust or its counsel believes are necessary to keep such program in compliance with Applicable AML Laws. Changes to Unified’s AML Program or special procedures may be implemented, at Unified’s sole discretion, for an additional fee to be agreed upon. The Trust may cancel its participation in the Unified AML Program at any time, and no further fees to Unified in respect of such program shall accrue after the date of cancellation.

•

Annual Certification. On an annual basis during the term of this Agreement, Unified will certify to the Trust’s Board of Trustees that it has implemented the Unified AML Program and that it will continue to perform the specific requirements of the Unified AML Program in accordance with the terms of this Agreement.

EXHIBIT F

to

Mutual Fund Services Agreement

General Description of the Unified Compliance Support Program

Unified shall provide the following Compliance Support Program services to the Trust and/or to each of the Portfolios listed on Exhibit A (each a “Fund”):

•

Unified will develop a Compliance Program pursuant to Rule 38a-1 under the Investment Company Act of 1940 (“’40 Act”) and Rule 206(4)-7 under the Investment Adviser’s Act of 1940, providing support to the Chief Compliance Officer(s) (“CCOs”) of the Trust and associated investment advisers. Unified will provide quarterly certifications of compliance with the policies and procedures performed on behalf of the Trust and associated investment advisers.

•	Unified will provide Sarbanes-Oxley certifying officers for Portfolios of the Trust.

•

Unified will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the ’40 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

•

Unified will provide automated daily or monthly post trade compliance monitoring to ensure that Portfolios trade in compliance with the federal securities laws, as well as restrictions and limitations outlined in their respective Prospectus and Statement of Additional Information. This service includes system set up, monitoring, and violations reporting to the CCOs.

•

On an annual basis during the term of this Agreement, Unified will certify to the Trust’s Board of Trustees that it has implemented, monitored, and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of Unified’s Compliance Support Program in accordance with the terms of this Agreement.

EXHIBIT G

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Mutual Fund Services Agreement

TRANSFER AGENCY FEE SCHEDULE

The prices contained herein are effective beginning January, 2008 through December, 2010. Unified’s pricing is subject to change based upon material changes to the Funds business model and as mutually agreed upon at such time. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee
New fund establishment; manual conversion Electronic conversion	- $1,500 per portfolio - Pass through of out-of-pocket expenses*
* Electronic conversions are subject to a minimum fee which is the greater of $5,000 per share class or $10,000 per conversion.

II Base Fees (as defined in Exhibit D – General Description of Transfer Agency Services)**

Base Fees are the greater of the annual minimum or per account fees as follows:

Annual Minimum Fees: • Initial Portfolio • Additional Share Class (of an existing portfolio)	- $15,000 per year - $9,000 per year

Annual Per Account Fees: • Equity/Bond Funds • Money Market Funds	- $15 per year - $18 per year

**Base Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

III NSCC Interfaces

Fund/SERV and Networking set-up	$1000 per occurrence
Fund/SERV and Networking processing	$500 per Trust per month
Fund/SERV Transactions	$0.35 per trade

IV Anti-Money Laundering – Customer Identification Program (Patriot Act) Fees

New Account Service Fee	- $4 per account
Research	- $125 per hour plus 3rd party research service fees
Suspicious Report Filing	- $50 per report

V Additional Fees for Services Outside the Standard Base

Closed Account Fee	- $0.50 per account per month ($6.00 per year)
Escheatment Processing	- $25 per state per filing ($200 minimum)
Escheatment Processing	- $25 per account (charged to shareholder)
Statement/Check Copies	- $5 per item (charged to shareholder account)
Offline Shareholder Research	- $25 per hour (1 hour minimum, billed to shareholder)
IRA Account Annual Maintenance	- $15 per account
Interactive Voice Response System Set-up	- $500 per occurrence
V Additional Fees for Services Outside the Standard Base (continued)
Mailings (i.e., semi-annual, annual reports)	- External Vendor – Pass through
Mailings (i.e., semi-annual, annual reports)	- Internal Mailing - $3.50 per item
Shareholder labels/files for mailings	- $.05 each ($100 minimum per run)
Fulfillment (3rd Party Vendor)	- Pass through plus $1.00 per order
Bank Reconciliation Services	- $50 per bank account plus $1.50 per item
AD-HOC Report Generation	- $75 per report
Systems Programming or Custom Data Extractions:
- Management / Officers	- $250 per hour
- Programmers	- $200 per hour
- Third Party Vendor	- Quoted As Needed

VI Repricing

There will be a $200.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

VII Internet Services - optional

FUND ACCOUNTING FEE SCHEDULE

The prices contained herein are effective beginning January, 2008 through December, 2010. Unified’s pricing is subject to change based upon material changes to the Funds business model and as mutually agreed upon at such time. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee
New fund establishment Electronic conversion	- $1,500 per share class - Pass through of out-of-pocket expenses

II Base Fees (as defined in Exhibit C – General Description of Fund Accounting Services)*

Base Fees are the greater of the annual minimum or basis point fees as follows:

Annual Minimum Fees (Domestic): • Initial Portfolio • Each Additional Share Class (of an existing portfolio)	- $20,000 - $7,500

Annual Minimum Fees (International/Global): • Initial Portfolio • Each Additional Share Class (of an existing portfolio)	- $30,000 - $7,500

Annual Basis Point Fees:

0.05% for the first $50 million in average net assets per share class per year;
0.04% from $50 million to $100 million in average net assets per share class per year;
0.03% from $100 million to $150 million in average net assets per share class per year;
0.02% over $150 million in average net assets per share class per year.

* Base Fees do not include out-of-pocket expenses which include but are not limited to: bank fees, portfolio pricing fees, record storage, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

III Special Maintenance Fees
Additional portfolio sub-adviser fee	- $10,000 per portfolio
Multiple custodian fee	- $5,000 per portfolio
• GNMA securities fee	- $2,500 per portfolio
S.E.C. audit requirements	- Pass through

Non-Routine Investment Processing: - Short Sales - Options - Futures - Swaps	- $500 per month for the first type; $250 per month for each additional. ($1,000 maximum per month)
Additional Brokers Used For Short Sales	- $500 per month for each additional broker used in excess of one
III Special Maintenance Fees (continued)
High Trade Volume: - Domestic Equity - International Equity and Fixed Income - Domestic Fixed Income

-   $2 per trade for each trade in excess of 100 trades per month per portfolio

•  $2 per trade for each trade in excess of 50 trades per month per portfolio

•  $2 per trade for each trade in excess of 50 trades per month per portfolio

Illiquid/Manually-Priced Securities	- $100 per month for each security requiring Pricing Committee review

IV Report Generation Fees

AD-HOC Report Generation	- $75 per report
Non-System Generated Reports	- $75 per occurrence
Dissemination of NAV Information to Third-Party Recipients, e.g., NASDAQ, Morningstar, Lipper, Broker Dealers	- $25 per month for each recipient in excess of three
Reruns	- $75.00 per run
Extract Tapes	- $110.00 plus

V Systems Programming or Custom Data Extractions

System Support Representatives	- $100.00 per hour
Programmers, Consultants or Department Heads	- $125.00 per hour
Officers	- $150.00 per hour
• Third Party Vendors	- Quoted As Needed

VI Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, Unified will charge $200.00 per day for each day that a portfolio is repriced. Unified reserves the right to charge $25 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

FUND ADMINISTRATION FEE SCHEDULE

The prices contained herein are effective beginning January, 2008 through December, 2010. Unified’s pricing is subject to change based upon material changes to the Funds business model and as mutually agreed upon at such time. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee
New fund establishment Electronic conversion	- $1,000 per share class - Pass through of out-of-pocket expenses

II Base Fees (as defined in Exhibit B –General Description of Fund Administration Services)

Base Fees are the greater of the annual minimum or basis point fees as follows:

Annual Minimum Fees: • Initial Portfolio • Each Additional Share Class (of an existing portfolio)	- $30,000 - $7,500
Annual Basis Point Fees:

0.10% for the first $50 million in average net assets per share class per year;
0.07% from $50 million to $100 million in average net assets per share class per year;
0.05% from $100 million to $150 million in average net assets per share class per year;
0.03% over $150 million in average net assets per share class per year;

* Base Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, blue sky state registration fees, edgarizing and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

1.                                                                                                               Assistance in preparation and filing for an exemptive order or no action letter from the Securities & Exchange Commission                  -              $1,500 minimum

2.                                                                                                               Assist in the preparation and filing of additional Funds Registration Statement on Form N-1A or any replacement thereof                        -              Negotiable

3.                                                                                                               Assistance in preparation, filing and vote compilation of Proxy Statement for Special Shareholders Meeting                                   -              $5,000 minimum per Special Meeting

4.                                                                                                               Assistance in Dissolution and Deregistration of the Fund (including related proxy statement)                                                               -              $15,000 minimum

5.                                                                                                               Reorganization or Merger of the Fund or portfolios (including proxy statement and excluding tax opinion)                            -              $15,000 minimum

6.                                                                                                               Blue Sky Filing Fees                      -              Pass through plus $25.00 per permit

7.                                                                                                               Such other duties related to the Administration of the Fund as agreed to by Unified                                                                         -              Negotiable

COMPLIANCE SUPPORT FEE SCHEDULE

The prices contained herein are effective beginning January, 2008 through December, 2010. Unified’s pricing is subject to change based upon material changes to the Funds business model and as mutually agreed upon at such time. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee
Electronic conversion	- Pass through of out-of-pocket expenses

II Base Fees (as defined in Exhibit F –General Description of Compliance Support Program Services)

• Compliance, CCO and 22c-2 Support	• $1000 per occurrence set up • $800 per month per portfolio • $0.13 per trade for any over 1000 trades per month

* Base Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, blue sky state registration fees, edgarizing and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

Please initial each of the pages of these fee schedules and sign below. Your signature indicates acceptance of the fee schedules for Transfer Agency, Fund Accounting, Fund Administration and Compliance Support services.

Dreman Contrarian Funds	Unified Fund Services, Inc.

By:__________________________________________	By:_________________________________________

Print Name:___________________________________	Print Name:__________________________________

Title:________________________________________	Title:_______________________________________

Date:_______________________________________

Attest:_______________________________________